Exhibit 99.1
Sam Duncan
Chief Executive Officer and
Chairman of the Board
OfficeMax
263 Shuman Boulevard
Naperville, IL 60563
September 12, 2007
Mr. Sam Martin
[Address]
Dear Sam:
We are pleased to offer you the opportunity to join OfficeMax Incorporated (“OfficeMax”) as Executive Vice President and Chief Operating Officer with a start date of September 17 2007. The terms of this employment offer are summarized below.
•	Base Salary — Your compensation will include an initial base salary at the rate of $620,000 gross per annum, payable bi-weekly. You will be reviewed on a Management-by-Objective format and be eligible for base salary increases, predicated on performance, in the spring of each year. Your first performance review will be scheduled for the spring of 2008.

•	Short-Term Incentive — In your role of Executive Vice President and Chief Operating Officer, you will be eligible for an annual target incentive bonus of 70% of your base salary. This incentive is based on the performance of OfficeMax. The performance measures in the 2007 short-term incentive plan are: return on sales, earnings before interest and taxes (EBIT), and same location sales growth. You will be guaranteed a fiscal 2007 bonus (at not less than a 70% target) which will be pro-rated based on your start date.

•	Long-Term Incentive — On your first date of employment, OfficeMax will award to you performance-based restricted stock units equal to $1,147,000 (185% of base salary). The number of units will be determined based on the OfficeMax common stock closing price on your first day of employment. In addition, you will receive a one-time award of time-based restricted stock units equal to $350,000 (also determined based on the OfficeMax common stock closing price on your first day of employment). This time based award will vest 33 1/3% per year from the date of grant. Finally, you will receive 35,000 non-qualified stock options which will vest 33 1/3% per year from the date of grant. These non-qualified stock options will be exercisable at a price equal to the fair market value (defined as the closing price) of OfficeMax common stock on the first day of your employment and will have a 10 year exercise period. Details of the awards will be provided to you once you commence employment with OfficeMax. In 2008 and forward, and as an executive of OfficeMax, you will be eligible to participate in the OfficeMax Incentive and Performance Plan in a manner commensurate with your position with OfficeMax and consistent with awards granted to other senior executive officers of OfficeMax.

•	Severance - You would be eligible for 12 months severance under the OfficeMax Executive Officer Severance Pay Policy, as in effect on the date hereof, if you are terminated involuntarily, and not for disciplinary reasons. The severance provisions include base pay and medical benefits continuation through the 12 month severance period.

•	Change in Control — You would be eligible for a Change in Control agreement as approved by the Executive Compensation Committee of the Board of Directors. You will be eligible to receive compensation for 24 months based on the terms of the change-in-control agreement.

•	Vacation — OfficeMax has a time off policy referred to as Your Time Off (YTO). As an experienced executive joining OfficeMax, we will establish your eligibility for YTO at 25 days of YTO per year (accrued throughout the year).

•	Benefit Programs — OfficeMax offers a comprehensive benefit package, the key elements of which are outlined in a Benefits brochure that will follow. In addition, you will be eligible for participation in the Executive Benefit Program, which includes life insurance (two times base salary), an annual physical and financial counseling ($5,000 annually). In the event you are not otherwise eligible for medical and dental coverage from your previous employer on a non-COBRA basis, you will receive COBRA assistance from OfficeMax until you become eligible for participation in the OfficeMax medical and dental programs. This assistance is taxable income and proof of COBRA coverage and payment is required.

•	Relocation — You shall be provided relocation benefits consistent with the Company’s relocation policy for expenses incurred in connection with the relocation of you and your immediate family to the Naperville, Illinois area.

•	Non-compete Provisions — As an executive with OfficeMax, you will be required to sign the attached non-compete agreement restricting you from obtaining employment with other organizations participating in the sale and distribution of office products, office furniture, computer consumables or related products and services for a period of one year after termination of employment. Additionally, this offer of employment is contingent on a written confirmation that you currently do not have a non-compete agreement that restricts you from employment with OfficeMax.

•	Employment at Will — Your employment with OfficeMax is at-will. This means that both you and OfficeMax are free to terminate the employment relationship within such party’s discretion at any time. No supervisor or other OfficeMax representative, except the Executive Vice President of Human Resources, has the authority to alter this relationship and then only if the agreement is in writing, signed by both parties, and is specific to you. You should never interpret any OfficeMax representative or supervisor’s remarks as a guarantee of continued employment. Nothing herein or in any of the attachments to this offer letter alters this at-will relationship.

•	Contingent Offer — An important part of our hiring process is our completion of a background check, a drug screening, reference checks, verification of education, and proof of your ability to work in the U.S. All of our employment offers are contingent upon your successful completion of these important steps.
In connection with the criminal background check, it is OfficeMax’s obligation to inform you of your rights under the Fair Credit Reporting Act and to obtain authorization from you for the request of information. Upon your authorization, OfficeMax will employ the resources of a consumer-reporting agency to provide information about you. A copy of your rights under the Act, as well as a copy of the authorization form, has been provided.

Sam, we are pleased to make this offer of employment to you and are excited to know that you will soon be joining the OfficeMax team. Please sign and return one copy of this offer letter to me by September 14, 2007 to signify both your acceptance of this offer and your understanding of its contents.
Sam, we look forward to having you on board.
Sincerely,
/s/ Sam Duncan
Sam Duncan
Chief Executive Officer and Chairman of the Board
OfficeMax Incorporated
Enclosures
I understand and accept the terms of the offer contained in this letter. I also understand that my employment is at will.

/s/ Sam Martin
Sam Martin